Tuesday, August 11, 2009

Dendreon Reports Second Quarter 2009 Financial Results
-- Company expanding manufacturing capacity in New Jersey and completed leases establishing manufacturing sites in Atlanta, GA & Orange County, Calif.

Conference Call to be Hosted Today at 11:30 a.m. EDT --

SEATTLE, August 11, 2009 - Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended June 30, 2009. Revenue for the second quarter of 2009 was $25,000 compared to $26,000 for the quarter ended June 30, 2008. Revenue for the six months ended June 30, 2009 was $55,000 compared to $57,000 for the six months ended June 30, 2008.

Dendreon's total operating expenses for the second quarter of 2009 were $20.9 million compared to $18.6 million in 2008. Dendreon's total operating expenses for the six months ended June 30, 2009 were $37.9 million compared to $37.8 million for the same period in 2008. The net loss for the quarter ended June 30, 2009 was $126.7 million, or $1.20 per share, compared to a net loss of $16.5 million, or $0.18 per share, for the quarter ended June 30, 2008. The net loss for the quarter ended June 30, 2009 includes a non-cash charge of $105.8 million or $1.00 per share, compared to a non-cash gain of $2.4 million or $0.03 per share, for the quarter ended June 30, 2008 associated with the revaluation of warrants. The net loss for the six months ended June 30, 2009 was $142.1 million, or $1.41 per share, compared to $36.0 million, or $0.41 per share for the six months ended June 30, 2008. The net loss for the six months ended June 30, 2009 includes a non-cash charge of $103.4 million or $1.03 per share associated with the revaluation of warrants, compared to a non-cash gain of $2.4 million or $0.03 per share, for the six months ended June 30, 2008.

Cash, cash equivalents and short-term and long-term investments at June 30, 2009 totaled $287.5 million which includes approximately $221 million in net proceeds from the May 2009 stock offering. This compares with $108.5 million at December 31, 2008.

Recent Events

"The company achieved a major milestone with the positive results from our Phase 3 IMPACT trial for PROVENGE. We are actively building out the infrastructure necessary to supply PROVENGE to the many patients with advanced prostate cancer who have few appealing treatment options," said Mitchell H. Gold, M.D., president and chief executive officer of Dendreon. "Our top priority remains working through the regulatory process with the FDA, and we remain on track for filing the amendment to our BLA in the fourth quarter of this year."

Conference Call Information

Dendreon will host a conference call today at 8:30 a.m. PT, 11:30 a.m. ET. To access the live call, dial 1-877-548-7903 (domestic) or +1 719-325-4873 (international). The call will also be audio webcast and will be available from the Company's website at www.dendreon.com under the "Investor/Webcasts and Presentations" section. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-888-203-1112 or +1-719-457-0820 for international callers; the conference ID number is 3674422. The replay will be available from 2:30 pm ET on Tuesday, August 11 until 11:59 pm ET on Thursday, August 13. In addition, the webcast will be archived for on-demand listening for 30 days at www.dendreon.com.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response. Dendreon is also developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer as well as benign prostatic hyperplasia. The Company has its headquarters in Seattle, Washington, and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.

This news release contains forward-looking statements that are subject to risks and uncertainties. Factors that could affect these forward-looking statements include, but are not limited to, developments affecting Dendreon's business and prospects, including progress on the commercialization efforts for PROVENGE and requisite receipt of FDA licensure for marketing and the risk that additional capital could be needed in the future for the potential commercialization of PROVENGE. Information on the factors and risks that could affect Dendreon's business, financial condition and results of operations are contained in Dendreon's public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Dendreon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to Dendreon on the date hereof, and Dendreon undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

DENDREON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(unaudited)

Revenue	$ 25	$ 26	$ 55	$ 57

Operating expenses:
Research and development	13,321	13,193	25,119	26,671
General and administrative	7,608	5,420	12,825	11,095
Total operating expenses	20,929	18,613	37,944	37,766
Loss from operations	(20,904)	(18,587)	(37,889)	(37,709)
Interest income	196	951	529	2,088
Interest expense	(213)	(1,246)	(1,324)	(2,777)
Gain from valuation of warrant liability	(105,796)	2,368	(103,417)	2,368
Net loss	$ (126,717)	$ (16,514)	$ (142,101)	$ (36,030)

Basic and diluted net loss per share	$ (1.20)	$ (0.18)	$ (1.41)	$ (0.41)

Shares used in computation of basic and
diluted net loss per share	105,880	91,217	100,851	87,265

	June 30,	December 31,
	2009	2008
Balance Sheet Data:
Cash and cash equivalents	$ 266,122	$ 59,523
Short-term investments	21,334	45,638
Long-term investments	-	3,386
Prepaid antigen costs	18,975	-
Total assets	352,703	147,204
Warrant liability	117,607	14,190
Convertible senior subordinated notes	52,535	85,250
Total stockholders' equity	160,746	27,006